EXHIBIT 99.1

P I O N E E R

SOUTHWEST ENERGY PARTNERS

News Release

Pioneer Southwest Energy Partners L.P. Expands Board of Directors

Dallas, Texas, June 11, 2009 -- Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”) (NYSE:PSE) today announced that its general partner, Pioneer Natural Resources GP LLC (“Pioneer GP”), has added two new members to its board of directors, increasing the size of the board from five to seven members to enhance the operational depth of the board. Phillip A. Gobe and Danny L. Kellum have been appointed to the newly created directorships effective today.

Mr. Gobe joins the board with extensive oil and gas experience having worked more than 30 years in the industry. He is a retired Director, President and COO of Energy Partners, Ltd. and was Chief Operating Officer of Nuevo Energy Company. He previously held numerous operations and human resources positions with Vastar Resources, Inc. and Atlantic Richfield Company and its subsidiaries. Mr. Gobe is a graduate of the University of Texas with a degree in history and earned his MBA at the University of Louisiana in Lafayette. He resides in Houston, Texas.

Mr. Kellum is currently an Executive Vice President of Pioneer Natural Resources Company and Pioneer GP, overseeing operations for Pioneer Natural Resources and Pioneer Southwest. He has 28 years of operations and management experience with Pioneer and its predecessor companies focused on the Spraberry field in West Texas, Pioneer Southwest’s area of current operations. Prior to joining Pioneer, he spent his early career with Mobil Oil Corporation. Mr. Kellum received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University.

Scott D. Sheffield, Chairman and Chief Executive Officer of Pioneer GP, stated, “We are pleased to add Philip and Danny to the board of directors, especially considering the extensive industry experience they both bring to these new positions.”

Pioneer Southwest is a Delaware limited partnership headquartered in Dallas and formed by Pioneer Natural Resources Company to own and acquire oil and gas assets in its area of operations. This area includes onshore Texas and eight counties in the southeast region of New Mexico. For more information, visit Pioneer Southwest's website at www.pioneersouthwest.com.

Source: Pioneer Southwest Energy Partners L.P.

Pioneer Southwest Energy Partners L.P. Contacts:

Investors

Frank Hopkins – 972-969-4065

Matt Gallagher – 972-969-4017

Nolan Badders – 972-969-3955

Media and Public Affairs

Susan Spratlen – 972-969-4018